Exhibit 99.7

NEWS RELEASE

BRISTOW EXPRESSES SINCERE APPRECIATION FOR SUPPORT

NIGERIA, (August 15, 2015) – Bristow Helicopters (Nigeria) Limited wishes to extend its heartfelt appreciation to everyone involved in the response to this week’s tragic helicopter accident in Lagos.

“Bristow would like to thank everyone who helped in the response to this week’s tragedy” said Duncan Moore, Bristow Regional Director for Africa. “We thank the traditional ruler and the local community at the accident site for their unwavering assistance, we thank the courageous divers who worked tirelessly in very difficult conditions, we thank NEMA and LASEMA for coordinating the recovery activities, we thank the Lagos State authorities for their magnificent response and we thank the NCAA & the AIB for their world class professionalism in quickly establishing the investigation process.”

“I would also like to thank the many local and international companies who have written and called to express their condolences and offer support. We are bringing together all of those expressions of grief in a book of condolence which will be passed to the families of those directly affected over the coming days, our thoughts and prayers remain with them.”

Bristow continues to work tirelessly and in full cooperation with the authorities conducting the investigation to ascertain the cause of the accident as quickly as possible to bring certainty for the families of those affected. Bristow pledges that it will continue to make information available as soon as facts are confirmed.

About Bristow Helicopters (Nigeria) Limited

Bristow Helicopters (Nigeria) Limited provides aviation services to the offshore energy industry, serving major integrated offshore energy companies in Africa’s oil and gas industry. With headquarters located in Lagos, Nigeria, Bristow Group’s Africa region comprises operations in Nigeria and Ghana.

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Media inquiries contact:

Tunji Olugbodi

Verdant Zeal

Phone: 234-802-290-6999

E-mail: tunjiolugbodi@gmail.com

Julie King

External Communications

Bristow Group

Phone: 832-551-9814

E-mail: julie.king@bristowgroup.com